Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 30, 2020, relating to the balance sheet of Holicity Inc. as of June 4, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from June 2, 2020 (inception) through June 4, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-239926 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 4, 2020